Exhibit 99.1

Ocera Therapeutics Announces Appointment of Gaurav Aggarwal, M.D., as Chief Business Officer

Palo Alto, CA –May 2, 2014 – Ocera Therapeutics (NASDAQ: OCRX) today announced that Gaurav Aggarwal, M.D., has joined the Company as its Chief Business Officer.

“We are excited that Gaurav is joining Ocera to help shape our future partnering and other strategic initiatives,” said Linda Grais, M.D., chief executive officer of Ocera. “Gaurav is experienced with liver disease and liver therapeutics, and is well positioned to help us build value as we progress our clinical development.”

“Through my diligence on Ocera, I believe that Ocera’s ammonia scavenger, OCR-002, offers promising clinical benefit for patients with hepatic encephalopathy,” said Dr. Aggarwal. “I am pleased to be joining Ocera and look forward to helping the company develop as it seeks to advance this clinical candidate.”

Prior to joining Ocera, Dr. Aggarwal was a life sciences venture capital investor primarily focused on biopharmaceutical companies. He served as a managing director of Investor Growth Capital, Inc., a venture capital firm and as a partner of Panorama Capital, L.P., a venture capital fund. Prior to that, he was an investor with JPMorgan Partners, LLC,  KBL Healthcare Ventures and Wasserstein Perella & Co. Dr. Aggarwal served on the board of directors for several biotechnology and medical device companies including Alvine Pharmaceuticals, Auspex Pharmaceuticals, FlowCardia, Hyperion Therapeutics, NextWave Pharmaceuticals and Piramed. Dr. Aggarwal received his M.D. from Columbia University, College of Physicians & Surgeons, and his B.S. in Agricultural Economics from Cornell University.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger which has been granted Orphan Disease and Fast Track status from the FDA to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.

Forward Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program, including the potential success of OCR-002 in clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Inquiries:

Jeri Hilleman

Ocera Therapeutics, Inc.

Communications@ocerainc.com

650-475-0158